Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF DIANTHUS THERAPEUTICS, INC.

Dianthus Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this Corporation is Dianthus Therapeutics, Inc., and that this Corporation was originally incorporated pursuant to the General Corporation Law on May 1, 2019 under the name Dianthus Therapeutics, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware in the County of Kent is 838 Walker Road, Suite 21-2, Dover, Delaware 19904. The name of its registered agent at such address is Registered Agent Solutions, Inc.

THIRD: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are as follows:

1.	The first sentence of Article FOURTH is hereby amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 78,449,825 shares, consisting of (i) 45,113,542 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 33,336,283 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

FOURTH: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 30th day of January, 2023.

DIANTHUS THERAPEUTICS, INC.

By:	/s/ Marino Garcia
Name: Marino Garcia
Title: President & CEO